Exhibit 99.1
CTPartners Executive Search Inc. Signs Letter of Intent to Acquire Johnson
Leading Independent Executive Search and Advisory Firm in Australia

CTPartners Executive Search, Inc. (NYSE MKT:CTP), a leading global retained executive search firm, announced today that it has entered into a letter of intent to acquire Johnson, the leading independent executive search and leadership advisory firm based in Sydney, Australia.
Johnson works with leading clients in the Financial Services, Legal and Professional Services, Technology and Communications, Consumer and Industrial sectors. Over its nine years, Johnson has worked with over 25 percent of the ASX100 companies. Johnson also specializes in Leadership Advisory Services with the region’s pre-eminent team in CEO and senior executive succession and development.
Brian Sullivan, CEO of CTPartners, said, “Jason Johnson, the founder and Managing Partner of Johnson, and his team have a stellar reputation in the Australian market and pan-Asian markets. They understand the need to deliver quality executive search and leadership solutions for their clients and they will complement our strong presence in the region. This acquisition will provide a competitive advantage for our clients and offer enhanced opportunities for both firms.”
“CTPartners is one of the leading executive search firms in the industry and the true quality leader,” said Jason Johnson. “Their commitment to transparency and accountability is apparent and unsurpassed in the industry. The coming together of our firms will offer unprecedented executive search and leadership advisory services for our clients.”
About CTPartners
CTPartners is a leading performance-driven executive search firm serving clients across the globe. Committed to a philosophy of partnering with its clients, CTPartners offers a proven record in C-Suite, senior executive, and board searches, as well as expertise serving private equity and venture capital firms.
With origins dating back to 1980, CTPartners serves clients with a global organization of more than 450 professionals and employees, offering expertise in board advisory services and executive recruiting services in the financial services, life sciences, industrial, professional services, retail and consumer, and technology, media and telecom industries. Headquartered in New York, CTPartners has 27 offices in 17 countries. www.ctnet.com
Contacts
CTPartners Executive Search, Inc.
Jennifer Silver, 617-316-5527
jsilver@ctnet.com